Filed by Federated MDT Series

Pursuant to Rule 425 under the Securities Act of 1933 and filed pursuant to Rule 14a-6 of the Securities Act of 1934

Subject Company:  MDT Funds
Commission File No. 811-21904




                                                              November 17, 2006


  URGENT:  SPECIAL MEETING OF MDT ALL CAP CORE FUND, MDT TAX   AWARE / ALL CAP
  CORE FUND, AND MDT SMALL CAP CORE FUND SHAREHOLDERS ADJOURNED UNTIL FRIDAY,
                               DECEMBER 8, 2006

Dear MDT Shareholder:

Today, the MDT Funds' shareholder meeting to reorganize the MDT Funds into Federated MDT Funds and to authorize new advisory contracts was adjourned for those shareholders invested in the MDT All Cap Core Fund, the MDT Tax Aware / All Cap Core Fund, and the MDT Small Cap Core Fund. Sufficient votes have already been obtained for the additional six MDT Funds. This adjournment allows the proxy solicitation process to continue in an effort to obtain the required vote of each fund's outstanding shares. Although we are close to obtaining the necessary vote, we still need your help. So again, I write to ask those of you who have not yet cast your vote in the three above mentioned MDT funds to please vote your shares before Friday, December 8, 2006. YOUR VOTE IS CRITICAL TO THE BUSINESS NEEDS OF YOUR MDT FUND AND WILL ULTIMATELY PREVENT THE NEED FOR ADDITIONAL MEETING POSTPONEMENTS. The shareholder meeting will reconvene at 2:00 p.m. Eastern Time on Friday, December 8, 2006.

                        PLEASE CAST YOUR ESSENTIAL VOTE.

Another copy of your ballot(s) has been enclosed with this letter for your convenience. Should you have any questions regarding the proposal or to vote your shares by phone, please call this toll-free number 1-800-499-8541. The following voting options have been set up for your convenience.

         1. VOTE BY TELEPHONE. You may cast your vote by calling our toll-free proxy hotline at 1-800-499-8541. Representatives are available to record your vote Monday through Friday 9:00 a.m. to 10:00 p.m. Eastern Time.

         2. VOTE THROUGH THE INTERNET.   You may cast  your  vote  anytime using
            the Internet by logging on to www.myproxyonline.com and following the instructions.

         3. VOTE BY TOUCH-TONE  PHONE.   You  may  cast  your  vote  anytime  by
            telephone by calling 1-866-458-9840 and following the instructions.

         4. VOTE BY MAIL. You may cast your vote by signing, dating and mailing the enclosed proxy ballot(s) in the postage-prepaid return envelope provided. If convenient for you, PLEASE utilize one of the first three options above to ensure that your response is received in time for the Special Meeting on December 8, 2006.

Again, please do not hesitate to CALL TOLL-FREE 1-800-499-8541 if you have any questions regarding this matter. If you have voted since the mailing of this letter, we apologize for the follow up mailing and thank you for your participation. PLEASE VOTE TODAY!

Thank you for your assistance with this important matter.

Sincerely,




/s/R. Schorr Berman
R. Schorr Berman
President, MDT Funds











Federated MDT Series ("Federated") (ICA No. 811-21904), filed a proxy statement/prospectus and other relevant documents concerning the planned transitions with the United States Securities and Exchange Commission (the "SEC"). INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PLANNED TRANSITIONS, OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT/PROSPECTUS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSITIONS, AND RELATED MATTERS. Investors can obtain these documents free of charge at the SEC Web site (www.sec.gov). In addition, documents filed with the SEC by Federated are available free of charge at 1-800-341-7400 or FEDERATEDINVESTORS.COM.